Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Pinnacle Financial Partners, Inc.:
We consent to the incorporation by reference in registration statement No. 333-215654 of Pinnacle Financial Partners, Inc. and subsidiaries (the Company) on Form S-3 and Registration Statement Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, 333-148251, 333-158825, 333-180865, 333-195712, 333-206092 and 333-218797 of the Company on Form S-8 of our report dated February 29, 2016, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2015, which report appears in the December 31, 2017 annual report on Form 10‑K of the Company.

/s/ KPMG LLP

Nashville, Tennessee
February 28, 2018